EXHIBIT 10.11

================================================================================


                            ASSET PURCHASE AGREEMENT


                            dated as of June 26, 1998


                                 by and between



                       TRI-STATE OUTDOOR MEDIA GROUP, INC.

                                       and


           JOHN R. LESLIE, SR., TRADING AS LESLIE OUTDOOR ADVERTISING


================================================================================
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                                        INDEX

1.DEFINITIONS .........................................................1
2.PURCHASE AND SALE OF THE ASSETS; CLOSING ............................1
2.1Agreement to Purchase and Sell .....................................1
2.2 Purchased Assets ..................................................1
2.3Agreement to Assume Certain Liabilities ............................3
2.4Excluded Liabilities ...............................................3
2.5Closing ............................................................4
2.6Purchase Price.   ..................................................4
2.7Transactions at the Closing ........................................4
2.8Third Party Consents.   ............................................4
3. REPRESENTATIONS AND WARRANTIES OF SELLER  ..........................5
3.1Organization and Good Standing .....................................5
3.2Authority; No Conflict .............................................5
3.3Solvency.  .........................................................6
3.4Books and Records ..................................................6
3.5Structures.  .......................................................6
3.6Permits.  ..........................................................6
3.7Site Leases and Advertising Contracts ..............................6
3.8Omitted ............................................................7
3.9Title, Encumbrances ................................................7
3.10Financial Statements ..............................................7
3.11Taxes.  ...........................................................8
3.12Compliance with Legal Requirements ................................8
3.13Legal Proceedings; Orders .........................................8
3.14Other Contracts.  .................................................8
3.15Insurance .........................................................8
3.16Environmental Matters.  ...........................................8
3.17Intangible Property.  .............................................9
3.18Relationships with Affiliates .....................................9
3.19Brokers or Finders.   .............................................9
3.20Employee Benefits Matters  ........................................9
3.21Bulk Sales .......................................................10
3.22Employees; Labor Matters.   ......................................10
3.23Indebtedness, Encumbrances and Security Interests.   .............10
3.24HSR ..............................................................11
3.25Billboard Income .................................................11
3.26Phoenix Contract .................................................11
3.27Disclosure .......................................................11
4.REPRESENTATIONS AND WARRANTIES OF BUYER  ...........................11
4.1Organization and Good Standing   ..................................11


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4.2Authority; No Conflict ............................................11
4.3Certain Proceedings.   ............................................12
4.4Brokers or Finders.   .............................................12
5.COVENANTS OF SELLER ................................................12
5.1Access and Investigation.   .......................................12
5.2Due Diligence .....................................................12
5.3Operation of the Purchased Assets .................................12
5.4Best Efforts.   ...................................................13
5.5Negative Covenant .................................................13
5.6Required Approvals and Consents.   ................................13
5.7Notification.   ...................................................13
5.8No Negotiation ....................................................13
5.9Tax Clearance.   ..................................................13
6.COVENANTS OF BUYER  ................................................14
6.1Required Approvals  ...............................................14
6.2Best Efforts ......................................................14
6.3Notification ......................................................14
7.CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE ................14
7.1Accuracy of Representations.  .....................................14
7.2Seller's Performance.   ...........................................14
7.3Consents.  ........................................................14
7.4Additional Documents ..............................................15
7.5No Proceedings ....................................................15
7.6No Prohibition ....................................................15
7.7No Material Adverse Change ........................................15
7.8Due Diligence .....................................................15
7.9Satisfaction of Indebtedness.  ...................................15
8.CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE ...............16
8.1Accuracy of Representations .......................................16
8.2Buyer's Performance.  .............................................16
8.3Additional Documents ..............................................16
8.4No Proceedings ....................................................16
8.5No Prohibition ....................................................16
9.TERMINATION ........................................................17
9.1Termination Events ................................................17
9.2Effect of Termination .............................................17
10.INDEMNIFICATION; REMEDIES .........................................18
10.1Indemnification   and   Payment   of   Damagesby   Seller   and  the
Indemnifying Stockholders ............................................18
10.2Indemnification and Payment of Damages by Buyer ..................18
10.3Procedure for Indemnification -- Third Party Claims ..............18
10.4Procedure for Indemnification -- Other Claim .....................19

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10.5Survival/Limitations.   ..........................................19
11.NON-COMPETITION AND NON-SOLICITATION ..............................20
11.1Non-Competition.  ................................................20
11.2Non-Solicitation.  ...............................................20
11.3Enforcement.   ...................................................20
11.4Survival.  .......................................................20
12.POST-CLOSING ESCROW FUND ..........................................21
12.1Escrow Amount.   .................................................21
12.2Claims.   ........................................................21
12.3Payment Date .....................................................22
12.4Escrow Agent Held Harmless.   ....................................22
12.5Reliance on Notices.   ...........................................22
12.6Disputes.  .......................................................22
12.7Waiver of Conflict ...............................................22
12.8No Limitation of Rights or Obligations ...........................22
12.9Survival.  .......................................................22
13.GENERAL PROVISIONS ................................................23
13.1Expenses.   ......................................................23
13.2Headings; Construction ...........................................23
13.3Public Announcements; Confidentiality ............................23
13.4Availability of Equitable Remedies.   ............................23
13.5Notices ..........................................................23
13.6Further Assurances.  .............................................25
13.7Waiver.   ........................................................25
13.8Entire Agreement and Modification.   .............................25
13.9Assignments, Successors, and No Third-Party Rights.   ............25
13.10 Severability.   ................................................26
13.11Risk of Loss.   .................................................26
13.12Post-Closing Access.   ..........................................26
13.13Applicable Law and Venue.  ......................................26
13.14Counterparts.   .................................................26
14.ARBITRATION .......................................................27
14.2Arbitration Procedure ............................................27
14.3Jurisdiction .....................................................27
14.4Expenses .........................................................27
14.5Survival .........................................................27


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                          EXHIBITS

Exhibit A                                 -     Definitions
Exhibit B                                 -     Bill of Sale, Assignment and
                                                Assumption Agreement

Exhibit C                                 -     Areas of Non-Competition
Exhibit D                                 -     Seller's Compliance Certificate

Exhibit E                                 -     Opinion of Seller's Counsel

Exhibit F                                 -     Buyer's Compliance Certificate

Exhibit G                                 -     Opinion of Buyer's Counsel

                          SCHEDULES


Schedule 2.2(a)                           -     Structures
Schedule 2.2(b)                           -     Site Leases
Schedule 2.2(c)                           -     Advertising Contracts
Schedule 2.2(d)                           -     Permits
Schedule 2.3                              -     Phoenix Contract
Schedule 3.10                             -     Financial
Statements

                     DISCLOSURE SCHEDULE


Part 3.2(b)                                                 Part 3.9(b)
                                                Part 3.20
Part 3.2(c)                                                 Part 3.12
Part 3.22
Part 3.5                                                    Part 3.13
Part 3.23
Part 3.6                                                    Part 3.14
Part 3.7                                                    Part 3.16

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is entered into as of 6-26-98, 1998, by and between TRI-STATE OUTDOOR MEDIA GROUP, INC., a Kansas corporation ("Buyer"), and JOHN R. LESLIE, SR., TRADING AS LESLIE OUTDOOR ADVERTISING ("Seller") (Buyer and Seller are sometimes herein referred to individually as a "Party" and collectively as the "Parties").

                                    RECITALS

      Seller is engaged in the business of owning and operating outdoor signs and billboards and otherwise providing outdoor advertising services (the "Business") in the following counties in Georgia: Baldwin, Butts, Bleckley, Dodge, Emanuel, Hancock, Houston, Jefferson, Johnson, Jones, Laurens, Lamar, Monroe, Pulaski, Putnam, Treutlen, Twiggs, Washington and Wilkinson (the "Territory"). Seller desires to sell and assign certain outdoor advertising assets to Buyer, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

                                    AGREEMENT

      The Parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

      For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A .

2.    PURCHASE AND SALE OF THE ASSETS; CLOSING

      2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, convey and deliver all right, title and interest in and to the Purchased Assets, free and clear of any Encumbrances, Security Interests or indebtedness, and Buyer hereby agrees to buy and acquire the Purchased Assets from Seller, and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

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      2.2 Purchased Assets. The Purchased Assets are those assets of Seller used in the Business listed below:

            (a) all of the billboard displays and other out-of-home advertising structures, together with all components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which Seller has any rights (including at least 106 structures and 246 sign faces) (collectively, the "Structures"), including, without limitation, all of the Structures listed on Schedule 2.2(a);

            (b) all leases, licenses, easements, other rights of ingress or egress, and all other grants of the right to place, construct, own, operate or maintain billboard displays and other out-of-home advertising structures (including, without limitation, the Structures) on land, buildings and other real property owned by third parties, and all rights therein (collectively, the "Site Leases"), including, without limitation, those Site Leases listed on
Schedule 2.2(b);

            (c) all of the rights under existing and pending sales and advertising contracts associated with the Business, all rights to the advertising copy displayed on the Structures as of the Closing Date, all other rights to collect and receive income from the use of the Structures and security deposits, if any, with respect thereto (collectively, the "Advertising Contracts"), including, without limitation, all of the Advertising Contracts listed on Schedule 2.2(c);

            (d) all state and local licenses or permits/tags which Seller has or has an interest in with respect to the Business and all other Governmental Authorizations that are required for the operation of the Business (collectively, the "Permits"), including, without limitation, all of the Permits listed on Schedule 2.2(d);

            (e) all accounts receivable, prepaid items and other assets of Seller as of the Closing Date used in the Business that would be reflected as current assets on a balance sheet of Seller as of the Closing Date prepared in a manner consistent with Section 3.10(a), but excluding cash and cash equivalents;

            (f)   all pertinent Books and Records;

            (g)   the Intangible Property; and

            (h) all rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Purchased Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties covering any of the Purchased Assets.

                                       2
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            Notwithstanding the foregoing, the Purchased Assets shall not include the following assets owned by Seller:

            (i) The land and improvements located at 102 Admiralty Way, Milledgeville, Georgia; and

            (ii) One (1) billboard structure located at 911 South Elbert Street, Milledgeville, Georgia, to be used only for on-premises advertising purposes in connection with Seller's restaurant business.

      2.3 Agreement to Assume Certain Liabilities. At the Closing, Buyer shall assume and agree to discharge and perform only those liabilities and obligations that are attributable to events occurring on or after the Closing Date pursuant
(1) to the Site Leases, Advertising Contracts and Permits listed on Schedules 2.2(b), 2.2(c) and 2.2(d), respectively, and (2) the May 28, 1998 contract between Seller and Phoenix Structures & Service, Inc., a copy of which is annexed hereto as Schedule 2.3 (the "Phoenix Contract") (the "Assumed Liabilities"), but to the extent and only to the extent that:

            (a)   Such obligations are performable on or after the Closing Date;

            (b) Such obligations are attributable to periods arising on or after the Closing Date; and

            (c) With respect to the Phoenix Contrct, Buyer's liability shall not exceed $200,000.00 in the aggregate, except as may be permitted under the provision entitled "Subsurface Clause".

            The assumption by Buyer of any Assumed Liabilities shall not be deemed to modify or amend Seller's representations and warranties contained herein or in any way impair Buyer's right to rely upon such representations and warranties or to obtain indemnification pursuant to Article 10 hereof for any breach of such representations and warranties.

      2.4 Excluded Liabilities. All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to Section 2.3, including, without limitation, the following claims against and liabilities of Seller (the "Excluded Liabilities"), are excluded, and shall not be assumed or discharged by Buyer, and shall be discharged in full when due by Seller:

            (a) Any liabilities to the extent not attributable to the Purchased Assets;

            (b) Any liability for Taxes arising prior to or as a result of the sale of the Purchased Assets under this Agreement;

            (c) Any liabilities for or related to indebtedness of Seller to banks, financial institutions, or other Persons;


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

            (d) Any liabilities of Seller for or with respect to any employees of Seller, including, without limitation, any liabilities pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement or arrangement;

            (e) Any other liabilities of Seller, whether absolute or contingent, that are attributable to or arise from facts, events, or conditions that occurred or came into existence prior to the Closing (except to the extent that Buyer shall assume the Assumed Liabilities as set forth in Section 2.3), whether or not such liabilities are asserted or claimed prior to the Closing or thereafter.

      2.5 Closing. The purchase and sale of the Purchased Assets (the "Closing") provided for in this Agreement will take place at the offices of Buyer on the date which is twenty-one (21) days after the full execution of this Agreement, or such earlier or later time and place as the Parties may agree in writing. The effective time of the Closing shall be 12.01 a.m., Eastern Standard Time, on the Closing Date.

      2.6 Purchase Price. In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities, and pay an amount (the "Purchase Price") equal to Three Million Six Thousand One Hundred Dollars ($3,006,100.00). The Parties agree to cooperate with each other in determining and reaching an agreement in writing on the allocation of the Purchase Price among the Purchased Assets on or prior to Closing.

      2.7 Transactions at the Closing. The following transactions shall take place at the Closing:

            (a) Seller shall enter into (as applicable) and/or deliver to Buyer:
(i) the Bill of Sale; (ii) Required Consents; (iii) satisfactory evidence of the release of any Encumbrances or Security Interests on the Purchased Assets; (iv) all applicable Tax Clearances; and (v) other instruments of transfer, and all other related documents as may be necessary to effect the sale and assignment of the Purchased Assets in accordance with the terms hereof. Seller shall also deliver to Buyer all Books and Records with respect to the Purchased Assets, including the originals of the Advertising Contracts, Site Leases and Permits.

            (b) Buyer shall deliver the Purchase Price at the Closing, as follows:

      (i) $ 2,906,100.00 (subject to any required adjustments) shall be delivered to an account or accounts designated by Seller by wire transfer of immediately available funds; and

      (ii) the $ 100,000.00 Escrow Amount (as described in Section 12.1) shall be delivered to the Escrow Agent by wire transfer of immediately available funds to be held in accordance with the provisions of Section 12 of this Agreement.

            (c) Buyer shall enter into (as applicable) and deliver to Seller:
(i) the Bill of Sale, and (ii) other assumption agreements, instruments and other documents as may be reasonably necessary to evidence the assumption by Buyer of the Assumed Liabilities.

            (d) The Parties shall also deliver to each other the agreements, instruments, opinions, certificates, and other documents referred to in this Agreement.

      2.8 Third Party Consents. To the extent that Seller's rights under any Advertising Contract, Site Lease, Permit or other interest in the Purchased Assets may not be assigned without the consent of a third party and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer, to the maximum extent permitted by law and any terms of or limitations relating to such asset, shall use their Best Efforts to obtain for Buyer the benefits thereunder, and shall cooperate to the maximum extent permitted by law and any terms of or limitations relating to such asset in any reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement, and if Buyer has obtained such benefits, Buyer shall discharge Seller's obligations thereunder arising from and after the Closing Date, except for those obligations arising because of Seller's breach.

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


3.    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      3.1 Organization and Good Standing. Seller is an individual with full power and authority to conduct the Business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations.

      3.2   Authority; No Conflict.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of any documents to be executed at Closing pursuant to this Agreement (collectively, the "Closing Documents"), such Closing Documents will constitute the legal, valid, and binding obligations of Seller, as applicable, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations thereunder.

            (b) Except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the consummation or performance by Seller of any of the Contemplated Transactions will:

            (i) conflict with, violate or result in a breach of (A) any Order or Legal Requirement to which Seller, the Business or any of the Purchased Assets may be subject; or (B) any Governmental Authorization held by Seller or that otherwise relates to the Business or the Purchased Assets; or

            (ii) (A) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Seller is a party or any material interest or rights of Seller in or to the Purchased Assets; or (B) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

            (c) Except as set forth in Part 3.2(c) of the Disclosure Schedule, Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 Solvency. By consummating the transactions contemplated hereby, Seller does not intend to hinder, delay or defraud any of Seller's present or future creditors. Before giving effect to the transactions contemplated hereby, Seller has been paying its debts as they become due in the Ordinary Course of Business and, after giving effect to the transactions contemplated hereby, Seller will have paid or discharged all of its debts (or made adequate provision for the payment thereof) with respect to the Purchased Assets.

      3.4 Books and Records. The Books and Records of Seller maintained in connection with the Purchased Assets, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Buyer shall have full access to the Books and Records (and the right to make copies of same) prior to, at and after the Closing, and this provision shall survive the Closing.

      3.5 Structures. Seller owns all of the Structures. Except as set forth in
Part 3.5 of the Disclosure Schedule, each Structure (a) has a written Site Lease and is located entirely on property covered by a Site Lease, (b) complies in all material respects with the terms of the Permits and applicable Legal Requirements pertaining to it, (c) is in condition to accept faces and in adequate condition and repair for its current use, and (d) is not currently the subject of any dispute with any lessor, any lessee or owner of adjacent property or any other Person.

      3.6 Permits. Except as set forth in Part 3.6 of the Disclosure Schedule,
(a) the Permits constitute all necessary licenses, permits, registrations and approvals necessary pursuant to all applicable Legal Requirements to install, operate and maintain the Structures for off-premises advertising, (b) Seller is in material compliance with the terms of the Permits; (c) each Permit is in full force and effect and Seller is not aware of any fact or event which constitutes a material violation of any Permit, and (d) Seller has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

      3.7 Site Leases and Advertising Contracts. Seller has delivered to Buyer true and complete copies of all Advertising Contracts and the Site Leases to which Seller is a party or by which Seller or any of the Purchased Assets is bound, and all Site Leases and Advertising Contracts are listed on Schedules 2.2(b) and 2.2(c), respectively. Except as set forth on Part 3.7 of the Disclosure Schedule, all sales made to advertisers in connection with the Structures have been made pursuant to Advertising Contracts. The Site Leases and the Advertising Contracts are in full force and effect, and are binding upon the parties thereto. Except as set forth in Part 3.7 of the Disclosure Schedule, (x) to the Knowledge of Seller, no default by Seller or any other Person has occurred under the Site Leases or Advertising Contracts and (y) to the Knowledge of Seller, no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate a Site Lease or Advertising Contract to make a claim or set-off against Seller or otherwise to amend such Site Lease or Advertising Contract or prevent such Site Lease or Advertising Contract from being renewed in accordance with its terms. Except as set forth in Part 3.7 of the Disclosure Schedule, Seller has not received any written notice of default, termination or non-renewal under any Site Lease or Advertising Contract. On the Closing Date, all Site Lease rents and other charges and all liabilities with respect to the Purchased Assets obligations shall be paid in full through the calendar month in which the Closing occurs.

      3.8   Omitted.

      3.9   Title, Encumbrances.

            (a) Seller has good title to all of the Purchased Assets. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets or any interest therein.

            (b) Except as set forth in Part 3.9(b) of the Disclosure Schedule, none of the Structures or Site Leases subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such assets as currently owned and used by Seller. Seller has not received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments, reasonings or other adverse claims affecting the structures or Site Leases.

      3.10  Financial Statements.

            (a) Seller has delivered to Buyer certain financial statements with respect to the Business,copies of which are annexed hereto as Schedule 3.10. The Financial Statements have been prepared using generally accepted accounting principles consistently applied during the periods covered thereby and are (i) complete and correct in all material respects, and (ii) present fairly in all material respects the financial condition of the Business at the dates of said statements and the results of the operations of the Business and cash flows for the periods covered thereby. There has been no Material Adverse Change in the financial condition of the Business or Purchased Assets since June 13, 1998.

            (b) As of the date hereof and as of the Closing Date, Seller had and will have no liabilities with respect to the Business or the Purchased Assets (which liabilities, when taken individually or in the aggregate are material) of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Seller with respect to the Business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except (i) liabilities reflected in the Financial Statements or the notes thereto, or (ii) liabilities incurred in the Ordinary Course of Business since June 13, 1998.

            (c) At Closing Seller shall deliver to Buyer an unaudited balance sheet as at the date immediately preceding the Closing Date and an income statement for the partial fiscal year then ended, certified by Seller.

      3.11 Taxes. With respect to the Purchased Assets and the Business:

            (a) Seller has filed or caused to be filed all Tax Returns that are or were required to be filed by Seller, pursuant to applicable Legal Requirements. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller.

            (b) No unpaid Taxes create an Encumbrance on the Purchased Assets.

            (c) Buyer shall not be liable for any Taxes of Seller as a result of the Contemplated Transactions.

      3.12 Compliance with Legal Requirements. Except as set forth in Part 3.12 of the Disclosure Schedule, (a) Seller has complied with all Legal Requirements applicable to Seller's ownership or use of the Purchased Assets and operation of the Business, and (b) Seller has not received any notice (written or oral) of any violation or failure to comply with any Legal Requirements relating to the Business, the Purchased Assets or their use or operation which violation or failure has not been cured.

      3.13 Legal Proceedings; Orders. Except as set forth in Part 3.13 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, Threatened against Seller or affecting any of the Purchased Assets and there is no Order to which Seller or the Purchased Assets is subject.

      3.14 Other Contracts. Neither the Business nor the Purchased Assets is bound by any Other Contract, except (a) as disclosed in Part 3.14 of the Disclosure Schedule, and (b) the Phoenix Contract.

      3.15 Insurance. Seller maintains (and shall through and including the Closing Date maintain) in full force and effect policies of fire and other casualty, liability, title and other forms of insurance covering the Purchased Assets and the Business, and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses.

      3.16 Environmental Matters. Except as set forth in Part 3.16 of the Disclosure Schedule with respect to the Purchased Assets and the use or operation thereof: (a) Seller is, and has been, in compliance with all Environmental Laws; (b) Seller has timely filed all reports, obtained all required approvals and permits relating to the Business, and generated and maintained all data, documentation and records under any applicable Environmental Laws; (c) to the Knowledge of Seller, there has not been any Release of Hazardous Materials at or in the vicinity of any real property covered by a Site Lease or on which a Structure is located or in areas for which Seller would have responsibility under Environmental Laws; (d) Seller has not received any written notice from any Governmental Body or private or public entity advising it that it is or may be responsible for response costs with respect to a Release, a threatened Release or clean up of Hazardous Materials produced by, or resulting from, its Business, operations or processes; and (e) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or accessible by Seller pertaining to Hazardous Materials in, on, or under the properties included in the Purchased Assets.

      3.17 Intangible Property. Seller uses no Intangible Property in connection with the operation of the Purchased Assets except for the Permits, the Books and Records, the trade name "Leslie Outdoor Advertising" and licenses for commonly available software programs under which Seller is the licensee.

      3.18 Relationships with Affiliates. Except as set forth on Part 3.18 of the Disclosure Schedule, Seller is not a party to any contract with a Related Person of Seller relating to the Purchased Assets. Neither Seller nor any Related Persons of Seller is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person (other than Seller) that has business dealings or a material financial interest in any transaction with Seller involving the Purchased Assets. Seller has not, in the three (3) years immediately preceding the date hereof, entered into any agreement with or engaged in any transaction with Affiliates of Seller or a Related Person of Seller for the provision of any services or the purchase, sale or other transfer of assets.

      3.19 Brokers or Finders. Seller and its shareholders, directors, and Representatives have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.20 Employee Benefits Matters Except as disclosed on Part 3.20 of the Disclosure Schedule, with respect to the Business:

            (a) Seller does not maintain and has never maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2), that is or was subject to Title IV of ERISA.

            (b) Seller does not have and has not ever had, any past, present or future obligation or liability to contribute any "multiemployer plan," as defined in ERISA Section 3(37).

            (c) Seller does not have any written or oral employee benefit plans, contracts, agreements, incentives or arrangements, including without limitation, pension and profit sharing plans, savings plans, incentive compensation, medical, life, dental or disability plans or severance agreements.

For purposes of this Section 3.20, the term "Seller" shall be deemed to include any other corporation, trade, business or other entity, other than Seller, which would, together with Seller, now or in the past constitute a single employer within the meaning of Section 414 of the IRC.

      3.21 Bulk Sales. Neither the sale by Seller to Buyer of the Purchased Assets nor the transfer by Seller to Buyer of the Assumed Liabilities as contemplated in this Agreement constitutes a "bulk sale" (as that term is defined by the Uniform Commercial Code), and the completion of the transactions contemplated in this Agreement shall not subject Buyer to any (i) claims relating to or liabilities resulting from the operations or obligations of Seller, or (ii) liabilities or obligations with respect to state or local sales, transfer or similar taxes, all of which liabilities and obligations shall be the sole responsibility of Seller.

      3.22 Employees; Labor Matters. All employees of the Business are employees at will. Except as disclosed on Part 3.22 of the Disclosure Schedule, no employee, agent or consultant of Seller is a party to any agreement governing such employee's agent's or consultant's employment or engagement, as the case may be, with Seller. As of the date hereof Seller employs (and as of the Closing Date Seller shall employ) less than fifty (50) employees. Seller has made no warranty, representation or agreement, either in writing or orally, to any employee of Seller that Buyer intends to employ such employee on or after the Closing Date. Seller consents to Buyer communicating with the employees, consultants and independent contractors of Seller on or prior to the Closing Date, and Seller shall cooperate in connection therewith. Seller is not a party to any collective bargaining agreement with respect to any of its employees nor are any employees of Seller covered by any collective bargaining agreement. No labor organization or group of employees has made a demand for recognition, has filed a petition seeking a representation proceeding or given Seller notice of any intention to hold an election of a collective bargaining organization. There are no known writs, actions, claims or legal, administrative, arbitration or other proceedings or governmental investigations pending or Threatened or involving or alleging civil rights violations, unfair labor investigations practice claims, back pay orders or other similar claims or proceedings. Seller is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown, or stoppage pending or threatened against or involving the employees of Seller; no grievance or any arbitration proceeding is pending or threatened against Seller and no claim therefor exists.

      3.23 Indebtedness, Encumbrances and Security Interests. Except as set forth on Part 3.23 of the Disclosure Schedule, all of the Purchased Assets are owned by Seller free and clear of and Encumbrance, Security Interest or indebtedness. All such Encumbrances, Security Interests and indebtedness shall be satisfied and discharged at or before the Closing.

      3.24 HSR. The Contemplated Transactions are not subject to the reporting requirements under the HSR Act.

      3.25 Billboard Income. The net monthly billings on Advertising Contracts with an original term of at least six (6) months in effect as of the date hereof and on the Closing Date are, and on the Closing Date shall be, not less than $49,500.00 (such amount to include not more than $5,000.00 in poster contract billings).

      3.26 Phoenix Contract. Seller has delivered to Buyer a true and complete copy of the Phoenix Contract The Phoenix Contract is in full force and effect, and is binding upon the parties thereto. Except as set forth in Part 3.7 of the Disclosure Schedule, (x) no default by Seller or any other Person has occurred under the Phoenix Contract and (y) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate the Phoenix Contract, to make a claim or set-off against Seller or otherwise to amend the Phoenix Contract. Except as set forth in Part 3.7 of the Disclosure Schedule, Seller has not received any written notice of default or under the Phoenix Contract.

      3.27 Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 Organization and Good Standing Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kansas.

      4.2   Authority; No Conflict

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents to which Buyer is a party.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any material Contract to which Buyer is a party or by which Buyer may be bound.

      4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding.

      4.4 Brokers or Finders. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.    COVENANTS OF SELLER

      5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to Seller's personnel, properties, Books and Records, and other documents and data relating to the Purchased Assets and the Business, and furnish Buyer and its Representatives with copies of the same. In addition to the foregoing, Seller (without additional consideration therefor to be paid to Seller, but with any reasonable out-of-pocket expenses payable to non-Affiliates incurred by Seller to be paid by Buyer), shall, at all reasonable times before the Closing if called upon by Buyer, use reasonable efforts to cooperate with and assist Buyer in the preparation of financial statements by Buyer which may include the operation of the Purchased Assets prior to the Closing Date.

      5.2 Due Diligence. Buyer shall have the right, and Seller shall afford access to Buyer and its Representatives, at all reasonable times upon advance notice to perform due diligence on the Purchased Assets.

      5.3 Operation of the Purchased Assets. Between the date of this Agreement and the Closing Date, Seller will:

            (a) operate the Purchased Assets only in the Ordinary Course of Business;

            (b) use its Best Efforts to maintain the Purchased Assets, and maintain the relations and good will with advertisers, landlords and others associated with the operation of the associated Purchased Assets;

            (c) not enter into any new Advertising Contract or Site Lease not in the Ordinary Course of Business; and

            (d) not bill any party for payments (or accept any payments) under any Advertising Contract for any period after the end of the calendar month in which the Closing Date occurs, and if Seller receives any such payments it shall promptly pay the same to Buyer.

      5.4 Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Section 7 to be satisfied.

      5.5 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will operate the Business consistent in all material respects with past practice, except as otherwise provided in this Agreement.

      5.6 Required Approvals and Consents. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions and use its Best Efforts to obtain such of the Consents identified in Section 3.2(c) for the transfer of the Purchased Assets.

      5.7 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller become aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the condition in Section 7 impossible or unlikely.

      5.8 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, neither Seller nor any Affiliate will, nor will it permit its Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Purchased Assets.

      5.9 Tax Clearance. Seller shall obtain certificates of clearances for Taxes ("Tax Clearances") from the State of Georgia, and applicable local jurisdictions (if any), certifying as to the payment by or on behalf of Seller of all Taxes due on or prior to the Closing Date (including, without limitation, in connection with the Contemplated Transactions).

6.    COVENANTS OF BUYER

      6.1 Required Approvals As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

      6.2 Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied, provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      6.3 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1 Accuracy of Representations. Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller in the form of Exhibit F annexed hereto, dated as of the Closing Date, as to such accuracy.

      7.2 Seller's Performance. The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Buyer shall have received a certificate of an executive officer of Seller in the form of Exhibit D annexed hereto, dated as of the Closing Date, as to such compliance.

      7.3 Consents. Each of the Consents required pursuant to Section 3.2(c) shall have been obtained and shall be in full force and effect.

      7.4 Additional Documents. Each of the following documents must have been delivered to Buyer:

            (a) an opinion of Joel Burns dated the Closing Date in the form of Exhibit E annexed hereto,

            (b) the deliveries required from Seller in Section 2.7;

            (c) resolutions of all the shareholders and directors of Seller confirming the authorization of the execution and delivery of this Agreement and the Contemplated Transactions; and

            (d) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5 No Proceedings. Since the date of this Agreement, there must not have been commenced and pending or Threatened by any Person any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing, or (iii) that involves any material claim against Seller.

      7.6 No Prohibition. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.

      7.7 No Material Adverse Change. There shall not have been a Material Adverse Change since the date hereof.

      7.8 Due Diligence. On or before the date which is ten (10) days after the full execution of this Agreement, Buyer's due diligence investigation and review of the Purchased Assets and the Assumed Liabilities shall not reveal any fact or circumstance not acceptable to Buyer in Buyer's sole and absolute discretion.

      7.9 Satisfaction of Indebtedness. At or prior to the Closing, Seller shall have repaid in full all outstanding indebtedness of Seller to the extent affecting the Purchased Assets and shall cause all Security Interests affecting the Purchased Assets to be extinguished.

8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Purchased Assets and Seller's obligation to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      8.1 Accuracy of Representations. Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects in all respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer in the form of Exhibit F annexed hereto, dated as of the Closing Date, as to such accuracy.

      8.2 Buyer's Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Seller shall have received a certificate of an executive officer of Buyer in the form of Exhibit F annexed hereto, dated as of the Closing Date, as to such compliance.

      8.3 Additional Documents. Buyer must have caused the following documents to be delivered to Seller:

            (a) an opinion of St. John & Wayne, L.L.C., dated the Closing Date in the form of Exhibit G annexed hereto;

            (b) the deliveries required from Buyer in Section 2.7;

            (c) resolutions of all the directors of Buyer confirming the authorization of the execution and delivery of this Agreement and the Contemplated Transactions; and

            (d) such other documents as Seller may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

      8.5 No Prohibition. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.

9.    TERMINATION

      9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a)   by mutual written consent of Buyer and Seller;

            (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived in writing such condition on or before the Closing Date (in which case the Deposit shall be immediately returned to Buyer); or (ii) by Seller if any of the conditions in
Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived in writing such condition on or before the Closing Date; or

            (c) by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of the other Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 1998, or such later date as the Parties may agree upon.

      9.2 Effect of Termination. Each Party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate and the Deposit shall be immediately returned to Buyer, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, if (a) Seller shall default in its obligations under this Agreement to consummate the Contemplated Transactions (other than as a result of Buyer's default under this Agreement), and Seller shall fail to cure such default within fourteen (14) days after receipt of written notice of default from Buyer, then Buyer shall have the right to pursue any or all legal and equitable remedies, separately or simultaneously (including, without limitation, (1) the right to terminate this Agreement and receive the return of the Deposit, or (2) specific performance), which will survive the termination unimpaired, and the obligations in Sections 13.1 and 13.3 will survive; and (b) Buyer shall default in its obligations under this Agreement to consummate the Contemplated Transactions (other than as a result of Seller's default under this Agreement), and Buyer shall fail to cure such default within fourteen (14) days after receipt of written notice of default from Seller, then Buyer shall pay to Seller, as Seller's sole remedy (in lieu of any and all remedies), the sum of $5,000.00, which sum shall constitute the agreed and liquidated damages for such termination and/or failure to close by Buyer, and the obligations in Sections
13.1 and 13.3 will survive. The remedies set forth in this Section 9.2 apply only to the failure of Buyer or Seller to consummate the Contemplated Transactions, and not with respect to any obligations specified herein that survive the Closing or termination of this Agreement.

10.   INDEMNIFICATION; REMEDIES

      10.1 Indemnification and Payment of Damages by Seller and the Indemnifying Stockholders. Seller and the Indemnifying Stockholders will, jointly and severally, indemnify and hold harmless Buyer and its stockholders, controlling Persons and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability (whether absolute or contingent), claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) any breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

            (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or an certificate or document delivered by Seller pursuant to this Agreement;

            (c) the failure of Seller to satisfy and discharge any Excluded Liabilities;

            (d) any default by Seller under any Site Lease, Advertising Contract or Permit or the Phoenix Contract which occurred or accrued prior to the Closing;

            (e) the failure of Seller to comply with bulk sales or other similar laws in any applicable jurisdiction; and

            (f) facts, events or conditions that occurred or came into existence prior to the Closing (except to the extent that Buyer shall have assumed the same as set forth in Section 2.3), whether or not such Damages are asserted or claimed prior to the Closing or thereafter.

      10.2 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller and its stockholders, controlling Persons and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

            (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement; and

            (b) the failure to pay Assumed Liabilities after the Closing.

      10.3  Procedure for Indemnification -- Third Party Claims.

            (a) Promptly after receipt by an Indemnified Person under Section
10.1 or 10.2 of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

            (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such claim subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

            (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

      10.4 Procedure for Indemnification -- Other Claim. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

      10.5 Survival/Limitations. The Parties hereto agree that (i) the covenants and agreements contained in this Agreement and any document delivered pursuant hereto and the representations and warranties contained in this Agreement shall survive until ninety (90) days after the expiration of all applicable statutes of limitation with respect to the subject matter thereof, and (ii) any indemnification claim for a breach of the foregoing must be made in writing in accordance with the provisions of this Article 10 within the applicable survival period for the underlying representation, warranty or covenant. The expiration of the applicable survival period will not extinguish an indemnification claim properly made prior to such expiration in accordance with this Article 10.

11. NON-COMPETITION AND NON-SOLICITATION.

      11.1 Non-Competition. Seller and John R. Leslie, Jr. each hereby agrees that for a period of ten (10) years after the Closing Date, such Person will not, without the prior written consent of Buyer, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in, outdoor advertising activities (including the ownership and/or operation of outdoor signs and billboards) in those areas identified on Exhibit C annexed hereto; provided, however, the foregoing shall not prevent any such entity or Person from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in competitive activities.

      11.2 Non-Solicitation. For a period of ten (10) years after the Closing Date, Seller and John R. Leslie, Jr. each agree that he or it will (i) not solicit, recruit or hire, or attempt to solicit, recruit or hire, directly or indirectly, any of the employees of Buyer or its Affiliates; (ii) refrain from soliciting, or attempting to solicit, directly or indirectly, any business from any customer of Buyer, or actively pursue prospective customers, with whom Buyer had material contact at any time during the previous ten (10) years for purposes of providing outdoor (including, without limitation, out-of-home advertising) products or services of the type offered or provided by Buyer (Buyer's customers to include customers of Seller); and (iii) refrain from soliciting, or attempting to solicit, directly or indirectly, any real estate location used by Buyer from any land owner (or its successor or assigns) who leases to Buyer (including without limitation land owners under the Site Leases), or actively pursue prospective land owners with whom Buyer or Seller had material contact during the previous ten (10) years.

      11.3 Enforcement. Seller and John R. Leslie, Jr. acknowledge that a breach of the covenants in this Section 11 would cause irreparable harm to Buyer and its Affiliates for which there is not adequate remedy at law. Seller and John R. Leslie, Jr. consent to the issuance of an injunction in favor of Buyer and its Affiliates enjoining the breach of this provision. Notwithstanding the foregoing, in addition to any equitable remedies available to Buyer, Buyer shall be entitled to any and all remedies at law, including, without limitation, injunctive relief, monetary damages, an accounting for profits and/or the imposition of a constructive trust. In the event that any court of competent jurisdiction should construe any geographical limitation, the scope, or the time period contained in this restrictive covenant to be too broad, so as to be unenforceable, it is the intention of the parties that the court should modify the covenant(s) to provide that the restrictions as herein contained shall apply and be enforceable to the maximum extent permitted by law for such restrictions, and further upon such determination, to enforce the covenant as so modified.

      11.4 Survival. This provision shall survive the Closing.

12.   POST-CLOSING ESCROW FUND.

      12.1 Escrow Amount. At the Closing hereof, the sum of One Hundred Thousand Dollars ($100,000.00) (the "Escrow Amount") shall be deposited in an interest bearing escrow account reasonably acceptable to Buyer and Seller (the "Escrow Fund") with St. John & Wayne, L.L.C. (the "Escrow Agent"). The Escrow Fund shall be held by the Escrow Agent for a period not to exceed one (1) year from the Closing Date (the "Escrow Period"), subject to the terms hereof.

      12.2 Claims. In the event that, at any time during the Escrow Period, Buyer shall claim that Seller has breached any of its representations, warranties or covenants hereunder, or any claim is made against Buyer by a creditor of Seller with respect to a liability of Seller or the Business accruing prior to the Closing Date or if Buyer shall incur any Damages, it shall provide notice thereof to Seller, with a copy to the Escrow Agent, such notice to set forth with particularity the specifics of any such claim, and Seller shall have the right to cure same, or to dispute or contest any such claim. In the event that Seller does not dispute or contest any such claim or fails to cure same within thirty (30) days after receipt of Buyer's notice (or such longer period not to exceed ninety (90) days in the case of a Damage which cannot with due diligence be cured within thirty (30) days and the continuance of which for the period required for cure will not subject any of the Seller Indemnified Persons to the risk of civil or criminal liability or the imposition of any Encumbrance on the Purchased Assets, provided Seller commences the cure within such initial thirty (30) day period and thereafter diligently prosecutes the cure), Buyer may thereafter furnish to the Escrow Agent a duly executed and notarized affidavit setting forth the specifics of any such claim, including, without limitation, the amount thereof and basis therefor, the date of the notice thereof to Seller and a certification that Seller has not disputed or contested same or has failed to cure same within the time provided for herein. Unless Seller has paid to Buyer the amount of such claim within ten (10) days after receipt by Escrow Agent of the certification of Buyer, the Escrow Agent shall on the tenth (10th) day after receipt promptly deliver to Buyer from the Escrow Fund, a check in the amount of any such claim. In the event, however, that Seller shall elect to dispute or contest any such claim, it shall be required, within thirty (30) days of Buyer's initial notice hereunder, to provide notice thereof to Buyer, with a copy to the Escrow Agent, which notice shall set forth with particularity the specifics of any such dispute or contest as between the parties hereto or their successors or representatives. In the event of any such dispute or contest, Buyer and Seller hereby agree that any such dispute or contest shall be settled by arbitration in accordance with the provisions of Article 14 of this Agreement. The Escrow Agent shall retain the portion of the Escrow Fund covered by any such dispute until its receipt of a certified copy of any such arbitration decision or award in favor of Buyer, at which time it shall promptly deliver to Buyer from the Escrow Fund a check in the amount of any such judgment or award.

      12.3 Payment Date. One the six (6) month anniversary of the Closing Date (the "First Payment Date"), the Escrow Agent shall pay to Seller from the Escrow Fund the sum of FIFTY THOUSAND DOLLARS ($50,000.00), reduced by any amounts due to Buyer pursuant to the terms of this Agreement and any amounts which are the subject of an Unresolved Claim (as hereinafter defined). On the one (1) year anniversary of the Closing Date (the "Second Payment Date"), the Escrow Agent shall pay to Seller the balance of the Escrow Fund (plus accrued interest), reduced by any amounts due to Buyer pursuant to the terms of this Agreement and any amounts which are the subject of an Unresolved Claim. The term "Unresolved Claim" shall mean any claim which may be made against the Escrow Fund in accordance with this Section 12, until such time as such claim has been paid in full or otherwise fully settled, compromised or adjusted by the parties and the Escrow Agent.

      12.4 Escrow Agent Held Harmless. The parties to this Agreement acknowledge and agree that the Escrow Agent shall not be liable for any error or judgment or for any mistake of fact, law or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct. Seller and Buyer agree to indemnify, hold harmless and defend the Escrow Agent from any loss, damage, claim, liability, judgment, expense (including attorneys' fees and disbursements) or other charge incurred or sustained by it by reason of any act or omission performed or omitted hereunder, but this indemnity shall not be applicable to any loss, liability, damage, claim, judgment, expense or other charge resulting from the gross negligence or willful misconduct of the Escrow Agent.

      12.5 Reliance on Notices. The Escrow Agent shall have the right to rely conclusively upon the notices delivered hereunder, and shall be under no obligation to ascertain the authenticity of such notices, nor to determine the factual accuracy thereof.

      12.6 Disputes. The Escrow Agent is acting as a stakeholder only with respect to the Escrow Fund. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Escrow Fund (or any portion thereof) and/or to whom it should be delivered, the Escrow Agent shall not make any delivery, but in such event the Escrow Agent shall hold the Escrow Fund until receipt by the Escrow Agent of an authorization in writing signed by all parties having an interest in such dispute, directing the disposition of same, or in the absence of such authorization the Escrow Agent shall hold the Escrow Fund until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within a reasonable period of time and diligently continued, the Escrow Agent shall have the right, at any time thereafter, to commence an action or proceeding, at the sole cost and expense of Seller and Buyer, in the nature of interpleader in any court having jurisdiction thereof, and to deposit the Escrow Fund with such court, and thereupon, be discharged from any and all further liability hereunder.

      12.7 Waiver of Conflict. Seller acknowledges that the Escrow Agent is a law firm which represents Buyer, and the Escrow Agent shall be entitled to represent Buyer in any and all matters arising, directly or indirectly, out of this Agreement and the Contemplated Transactions, including, without limitation, the disposition of the Escrow Fund.

      12.8 No Limitation of Rights or Obligations. The provisions of this
Section 12 (including the amount of the Escrow Fund) shall not limit Buyer's rights nor Seller's obligations under this Agreement (including, without limitation, Section 10).

      12.9 Survival. The provisions of this Section 12 shall survive the Closing.

13.               GENERAL PROVISIONS

      13.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. Each Party hereto shall indemnify the other for its failure to pay any brokerage or finders' fees or agents' commission or similar payment incurred by such Party or its Representatives in connection with this Agreement.

      13.2 Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      13.3 Public Announcements; Confidentiality. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. All confidential information and documents made available to the Buyer by Seller or its Representatives with respect to the Business shall be kept in strict confidence, and not made available to any third party other than absolutely necessary for the purposes of concluding the Contemplated Transactions. In the event the Contemplated Transactions for any reason are not concluded, all documents or documents compiled from information supplied or obtained hereunder, and copies thereof, shall be returned to Seller and the Confidential Information obtained shall in no way be used by the Buyer or communicated to any third party, except as required by law or court order. This representation shall survive the termination of this Agreement.

      13.4 Availability of Equitable Remedies. The Parties acknowledge and agree that (i) a breach of the provisions of this Agreement could not adequately be compensated by money damages, and (ii) any Party shall (except as otherwise expressly provided in this Agreement) be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of this Agreement, and no bond or other security shall be required in connection therewith.

      13.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

      If to Seller:
            John R. Leslie, Sr.
            P.O. Box 1149
            Milledgeville, Georgia 31061
            Telephone No.: (912) 453-8593
            Facsimile No.: (912) 454-4054

      With a copy to:
            Joel Burns
            200 North Jefferson St.
            Milledgewille, GA 31061
            Attention: _____________, Esq.
            Telephone No.: (912) 452-3061
            Facsimile No.: (912) 453-7569
            Internet No.: www.besttalk.com/@/Burnsjoeld

      If to Buyer, to:
            Tri-State Outdoor Media Group, Inc.
            P.O. Box 1247
            3416 Highway 41 South
            Tifton, Georgia 31793
            Attention:   Sheldon G. Hurst, President
            Telephone No.: (912) 382-2980
            Facsimile No.:  (912) 386-0203

      With a copy to:
            St. John & Wayne, L.L.C.
            Two Penn Plaza East
            Newark, New Jersey 07105
            Attention:  David C. Freinberg, Esq.
            Telephone No.: (973) 491-3600
            Facsimile No.:  (973) 491-3555

Notices given by an attorney for a Party shall be deemed to be a notice given by such Party.

      13.6 Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      13.7 Waiver. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      13.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including, without limitation, a certain letter of intent signed by Buyer on June 11, 1998 and Seller on June 10, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

      13.9 Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for the obligations of such assignee under this Agreement). This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, and their successors, by liquidation or otherwise, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

      13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      13.11 Risk of Loss. Except as otherwise expressly provided in this Agreement, material risk of loss or damage to the Purchased Assets from any cause whatsoever prior to the Closing shall be borne by Seller, and after the Closing shall be borne by Buyer.

      13.12 Post-Closing Access. Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be maintained open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Seller agrees that all books and records relating to the Purchased Assets and retained by Seller shall be maintained open for inspection by Buyer at any time during regular business hours for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. In addition to the foregoing, Seller (without additional consideration therefor to be paid to Seller, but with any reasonable out-of-pocket expenses payable to non-Affiliates incurred by Seller to be paid by Buyer), shall, at all reasonable times after the Closing if called upon by Buyer, use reasonable efforts to cooperate with and assist Buyer in the preparation of financial statements by Buyer which may include the operation of the Business prior to the Closing Date. Nothing contained in this Section 13.12 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a party or to which it or its assets are subject. This provision shall survive the Closing.

      13.13 Applicable Law and Venue. This Agreement is made in and shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. Seller and Buyer hereby consent to the personal jurisdiction of the courts of Georgia in Tift County for all matters relating to or arising from this Agreement.

      13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.               ARBITRATION

      14.1 In the event that any contest or dispute set forth in Article 12 of this Agreement is to be settled by arbitration, the Party invoking the arbitration procedure (the "First Party") shall give a notice ("Arbitration Notice") to the other Party, and shall in such Arbitration Notice appoint an arbitrator on its behalf. Within fifteen (15) days after its receipt of such Arbitration Notice, the other Party by notice to the First Party shall appoint an arbitrator on its behalf; and if the second arbitrator shall not be so appointed within such fifteen (15) days, the First Party shall appoint the second arbitrator. The two arbitrators appointed pursuant to the above shall try to appoint the third arbitrator. If, within twenty (20) days after the appointment of the second arbitrator, they have not agreed upon the appointment of a third arbitrator, then either Party may apply to the presiding judge of appropriate jurisdiction in Tift County, Georgia (the "Court") for the appointment of such third arbitrator and the other Party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment. Each arbitrator shall have at least ten
(10) years' experience in a calling pertaining to the matter in dispute. The third arbitrator is herein called the "Umpire", and the date on which the Umpire is appointed is referred to as the "Appointment Date".

      14.2 Arbitration Procedure. As soon as practicable after the Appointment Date, the matter in dispute shall be arbitrated by the Parties in accordance with the commercial rules then in force of the American Arbitration Association ("AAA"). The resolution of the dispute shall be determined by the decision of majority of the three (3) arbitrators, shall constitute an "award" within the meaning in the applicable rules of the AAA and applicable law, and judgment may be entered thereon in any court of competent jurisdiction.

      14.3 Jurisdiction. Buyer and Seller hereby submit to the in personam jurisdiction of the AAA in the State of Georgia and agree that any process in any arbitration proceeding hereunder may be personally served upon Buyer or Seller within or outside of the State of Georgia. The arbitration shall be conducted at a location in Tifton, Georgia mutually acceptable to Buyer and Seller.

      14.4 Expenses. Each Party shall pay its own fees and expenses relating to the arbitration (including, without limitation, the fees and expense of its counsel, its arbitrator and any experts or witnesses retained by it). Each Party shall pay one-half (1/2) of its fees and expenses of the Umpire and of the AAA.

      14.5 Survival. The provisions of this Section 14 shall survive the Closing.

      IN WITNESS WHEREOF, the Parties have executed, seated and delivered this Agreement as of the date first written above.

                                     BUYER:

                                          TRI-STATE OUTDOOR MEDIA GROUP, INC.

                                          By: /s/ Ronnie B. May
                                          Title: Manager Acquisition
                                                  Department-6/26/98

                                          SELLER:

                                          /s/ John R. Leslie, Sr.
                                          -----------------------
                                          John R. Leslie, Sr.

                                          /s/ John R. Leslie, Jr.
                                          -----------------------
                                          John R. Leslie, Jr.
                                             (As to Article 11 only)

                                          ESCROW AGENT:

                                          ST. JOHN & WAYNE, L.L.C.

                                         (As to Sections 2.7(b)(ii) and 12 only)

                                         By: /s/ David C. Freinberg
                                         -----------------------
                                         Name: David C. Freinberg
                                         Title: Member